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EXHIBIT A.7
CONSOLIDATED BALANCE SHEETS                          U S WEST, Inc.
(UNAUDITED)
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						     Year Ended
						     December 31,
In millions                                        1995        1994
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ASSETS
Current assets:
 Cash and cash equivalents                         $192        $209
 Accounts and notes receivable                    1,886       1,693
 Inventories and supplies                           227         189
 Deferred tax asset                                 282         352
 Other                                              322         323
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   Total current assets                           2,909       2,766
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Property, plant and equipment - net              14,677      13,997
Investment in Time Warner Entertainment           2,483       2,522
Intangible assets - net                           1,798       1,858
Investment in international ventures              1,511         881
Net investment in assets held for sale              429         302
Other assets                                      1,264         878
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   Total assets                                 $25,071     $23,204
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LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,901      $2,837
 Accounts payable                                   975         944
 Dividends payable                                  254         251
 Other payables                                   1,922       1,982
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   Total current liabilities                      5,052       6,014
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Long-term debt                                    6,954       5,101
Postretirement and other postemployment
 benefit obligations                              2,433       2,502
Deferred taxes, credits and other                 2,033       2,154

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                              600          -
Preferred stock subject to
 mandatory redemption                                51          51

Common shareowners' equity:
 Common shares                                    8,228       8,056
 Cumulative deficit                                (115)       (458)
 LESOP guarantee                                   (127)       (187)
 Foreign currency translation adjustments           (38)        (29)
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  Total common shareowners' equity                7,948       7,382
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   Total liabilities & shareowners' equity      $25,071     $23,204
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